EXIHIBIT 20
                              OFFICER'S CERTIFICATE



         I, Harry Puglisi, Treasurer of The Money Store Inc., a New Jersey Corporation (the "Company") do hereby certify that the Company (as Servicer under the following Pooling and Servicing Agreements):

     a. TMS Home Equity Loan Asset Backed Certificates, Series 1997-A, under the Pooling and Servicing Agreement dated as of February 28, 1997;

     b. TMS Home Equity Loan Asset Backed Certificates, Series 1997-B, under the Pooling and Servicing Agreement dated as of May 31, 1997;

     c. TMS Asset Backed Certificates, Series 1997-C, under the Pooling and Servicing Agreement dated as of August 31, 1997;

     d. TMS Asset Backed Certificates, Series 1997-D, under the Pooling and Servicing Agreement dated as of November 30, 1997;

     e. TMS Home Improvement Loan Certificates, Series 1997-I, under the Pooling and Servicing Agreement dated as of February 28, 1997;

     f. TMS Home Improvement Loan Certificates, Series 1997-II, under the Pooling and Servicing Agreement dated as of May 31, 1997;

has fulfilled all of its obligations pursuant to the above referenced agreement, as described in Section 7.04 (Annual Statements as to Compliance) for the period of January 1, 1997 through December 31, 1997, and for those transactions which closed in 1997, from their closing dates through December 31, 1997.

         The Company has provided this Officer's Certificate to those parties listed in Section 7.04 of the respective Pooling and Servicing Agreements.

         IN WITNESS WHEREOF, the undersigned has executed this Certificate as of March 31, 1998.


                                                     /S/ HARRY PUGLISI
                                                     Harry Puglisi
                                                     Treasurer

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                         INDEPENDENT ACCOUNTANTS' REPORT



The Board of Directors
The Money Store Inc.:

We have examined Management's Assertion about The Money Store Inc. and subsidiaries (the Company) compliance with the minimum servicing standards relating to mortgage loans, commercial loans and auto loans, identified in the Mortgage Bankers Association of America's Uniform Single Attestation Program for Mortgage Bankers (USAP), except for minimum servicing standard V. 4 which is inapplicable to the servicing of auto loans, as of and for the year ended December 31, 1997 included in the accompanying Management Assertion. Management is responsible for the Company's compliance with those minimum servicing standards. Our responsibility is to express an opinion on Management's Assertion about the Company's compliance based on our examination.

Our examination was made in accordance with standards established by the American Institute of Certified Public Accountants and, accordingly, included examining, on a test basis, evidence about the Company's compliance with the minimum servicing standards and performing such other procedures as we considered necessary in the circumstances. We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Company's compliance with the minimum servicing standards.

In our opinion, Management's Assertion that the Company complied with the aforementioned minimum servicing standards as of and for the year ended December 31, 1997 is fairly stated, in all material respects.



February 11, 1998